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                                                                       Exhibit 5



                [Letterhead of Arent Fox Kintner Plotkin & Kahn]



                                 July 25, 1996




Washington Real Estate Investment Trust
10400 Connecticut Avenue, N.W.
Concourse Level
Kensington, MD  20895

Gentlemen:

         We have acted as counsel to Washington Real Estate Investment Trust, a real estate investment trust organized under the laws of Maryland (the "Trust"), in connection with Form S-3 registration statement no. 333-5777 (the "Registration Statement") filed by the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering from time to time, as set forth in the prospectus contained in such Registration Statement (the "Prospectus") and as to be set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement") of up to $100,000,000 aggregate offering price of one or more series of debt securities ("Securities").

         The Securities will be issued pursuant to an Indenture dated June 1, 1996 (the "Indenture") between the Trust and The First National Bank of Chicago (the "Trustee").

         We have examined and relied upon the originals or copies of such records, agreements, documents and other instruments and have made such inquires of such officers and representatives as we have deemed relevant and necessary as the basis for the opinions set forth. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have assumed, without independent verification, the accuracy of the relevant facts stated therein.
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Washington Real Estate Investment Trust
July 25, 1996
Page 2



         Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that the Securities have been duly authorized by the Trust and when the Securities have been duly established by the Indenture, duly authenticated by the Trustee and duly executed and delivered on behalf of the Trust against payment therefor in accordance with the terms and provisions of the Indenture and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement, the Securities will be validly issued and constitute binding obligations of the Trust.

         To the extent that the obligations of the Trust under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of the jurisdiction of organization of such Trustee; that the Trustee is in compliance generally with respect to acting as a trustee under the Indenture and with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the General Rule and Regulation thereunder.

                                  Very truly yours,

                                  ARENT FOX KINTNER PLOTKIN & KAHN



                                  By: /s/ Jeffrey E. Jordan
                                      -----------------------------------
                                      Jeffrey E. Jordan